Exhibit 3.1


                 AMENDED AND RESTATED ARTICLES OF INCORPORATION

                                       OF

                                 FOREX365, INC.

     The undersigned, for the purpose of amending and restating the Articles of Incorporation of Forex365, Inc. (the "Corporation") under the provisions and subject to the requirements of the laws of the State of Nevada (particularly Chapter 78 of the Nevada Revised Statutes and the acts mandatory thereof and supplemental thereto), hereby certifies and declares that the Corporation's Articles of Incorporation are hereby amended and restated in their entirety to reads as follows:

     1. The name of the Corporation is Forex365, Inc. (hereinafter sometimes called the "Corporation").

     2. The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Nevada (Chapter 78 of the Nevada Revised Statutes and the acts mandatory thereof and supplemental thereto), as amended from time to time ("NGCL"). The Corporation is to have a perpetual existence.

     3. The total number of shares of stock that the Corporation is authorized to issue is 210,000,000 shares, which are divided into two classes consisting of
(i) 200,000,000 shares of common stock, par value $0.001 per share ("Common Stock"), and (ii) 10,000,000 shares of preferred stock, par value $0.001 per share ("Preferred Stock"), issuable in series as may be provided from time to time by resolution of the Board of Directors.

          A. Common Stock. Except as otherwise required by law or as otherwise provided in any Preferred Stock Designation (as defined in Section B, below), the holders of the Common Stock shall exclusively possess all voting power and each share of Common Stock shall have one vote. The Common Stock does not have cumulative voting rights.

          B. Preferred Stock. The Board of Directors is expressly authorized to provide for the issue of all or any shares of the Preferred Stock, in one or more series, and to fix for each such series such voting powers, full or limited, and such designations, preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issue of such series (a "Preferred Stock Designation") and as may be permitted by the NGCL.

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     4. The following provisions are inserted for the management of the business and for the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

          A. Election of directors need not be by ballot unless the bylaws of the Corporation so provide. The number of directors of the Corporation shall be such number as from time to time fixed by, or in the manner provided in, the bylaws of the Corporation.

          B. The Board of Directors shall have the power, without the assent or vote of the stockholders: (i) to make, alter, amend, change, add to or repeal the bylaws of the Corporation, (ii) to fix and vary the amount of capital to be reserved for any proper purpose, (iii) to authorize and cause to be executed mortgages and liens upon all or part of the property of the Corporation, (iv) to determine the use and disposition of any surplus or net profits, (v) to fix the times for the declaration and payment of dividends, and (vi) to determine from time to time whether, and to what times and places, and under what conditions the accounts and books of the Corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

          C. The directors in their discretion may submit any contract or act for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, or through a written consent in lieu of a meeting in accordance with the requirements of the NGCL, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of the Corporation which is represented in person or by proxy at such meeting (or by written consent whether received directly or through proxy) and entitled to vote thereon (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the Corporation and upon all the stockholders as though it had been approved, ratified or consented to by every stockholder of the Corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

          D. In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation; subject, nevertheless, to the provisions of the statutes of Nevada, of these Articles of Incorporation, and to any bylaws from time to time made by the stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the directors which would have been valid if such bylaw had not been made.

     5. No director of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director as a director. Notwithstanding the foregoing sentence, a director shall be liable to the extent provided by applicable law if it is proven that: (i) such director's act or failure to act constituted a breach of his fiduciary duties as a director, and (ii) such director's breach of those duties involved intentional misconduct, fraud or a knowing violation of law. If the NGCL hereafter is amended to authorize the further elimination or limitation


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of the liability of directors, then the liability of a director of the
Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended NGCL. No amendment to or repeal of this Article 5 shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to such amendment.

     6. The Corporation, to the full extent permitted by Section 78.7502 of the NGCL, as amended from time to time, shall indemnify each person that such Section grants the Corporation the power to indemnify.

     The foregoing Amended and Restated Articles of Incorporation were approved by the Corporation's Board of Directors by unanimous written consent without a meeting on August 13, 2008 and were adopted as of August 13, 2008 by written consent of the holders of 23,830,000 shares of the outstanding stock of the Corporation, which amount constituted a majority of the outstanding shares of the Corporation entitled to vote thereon.


     The undersigned, being the President of the Corporation, hereby makes and files these Amended and Restated Articles of Incorporation and hereby declares and certifies that the above statements are true and correct as of the date hereof.

         Executed this 14th day of August, 2008.


         /s/ Kevin R. Keating
         ----------------------------------
         Kevin R. Keating, President


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